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Media Relations                                               Investor Relations
---------------                                               ------------------
Diana Cartwright                                                Jenifer Kirtland
Maxtor Public Relations                                Maxtor Investor Relations
408-894-5951                                                        408-324-7056




             MAXTOR ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

           THEODORE A. HULL, VICE PRESIDENT, FINANCE, NAMED ACTING CFO


     MILPITAS, Calif., MARCH 23, 2004 -- Maxtor Corporation (NYSE: MXO) Today announced that Robert Edwards, executive vice president and chief financial officer, has resigned, effective immediately, to become the chief financial officer of Safeway inc. (NYSE: SWY), one of the largest food and drug retailers in North America with annual sales of $35.6 billion in 2003. Theodore A. (Ted) Hull, Maxtor's vice president, finance, has been named acting chief financial officer.

     Mr. Hull, 46, joined Maxtor in 2001. Prior to coming to Maxtor, he served as vice president of finance of Exodus Communications, Inc. Before joining Exodus, Mr. Hull spent 17 years at IBM, including three years in the storage systems division, where he served in several financial positions, including division controller. He holds a B.A. Degree in business administration and a M.B.A.

ABOUT MAXTOR

Maxtor Corporation (www.maxtor.com) is one of the world's leading suppliers of hard disk drives and data storage solutions. The company has an expansive line of storage products for desktop computers, storage systems, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader, built by consistently providing high-quality products and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the New York Stock Exchange under the symbol MXO.